Exhibit 99.4

WSJ News Exclusive | Finance

Concentrated Solar Power Firm Heliogen to Go Public in $2 Billion SPAC Merger

Heliogen is combining with the SPAC Athena Technology, one of the few so-called blank-check companies led by women

By Amrith Ramkumar

July 6, 2021

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Heliogen says the intense heat from its solar operations can be collected and processed to generate electricity, power industrial processes or produce hydrogen fuel—even when the sun goes down.

Heliogen Inc. is merging with a special-purpose acquisition company to go public in a combination that values the concentrated solar power company at about $2 billion, the companies said.

Founded in 2013, Heliogen uses mirrors that are positioned with artificial intelligence to reflect sunlight at a small receiver, generating an intense heat. That sunlight can be collected and processed to generate electricity even when the sun goes down, the company says. The renewable energy can also be used to power industrial processes needed to make materials like steel and to produce hydrogen fuel.

The company’s CEO is angel investor and entrepreneur Bill Gross —sometimes confused with the bond investor Bill Gross, who co-founded investment giant Pacific Investment Management Co. Heliogen’s Mr. Gross has made a fortune backing internet startups through his Idealab incubator and is now focusing on renewable energy companies. The firm expects to install its first commercial project in 2023.

Heliogen is combining with the SPAC Athena Technology Acquisition Corp., one of the few so-called blank-check companies led by women. Cybersecurity executive and former U.S. Army officer Phyllis Newhouse and venture capitalist Isabelle Freidheim are the SPAC’s CEO and board chair, respectively. Former Georgia Democratic gubernatorial candidate Stacey Abrams is one of its advisers.

Based in Pasadena, Calif., Heliogen has been testing its technology in a demonstration facility since 2019. It now hopes to scale operations to bring down costs and emissions in energy-intensive industries like mining, Mr. Gross said in an interview.

“This allows us to be a defining solution for industrial decarbonization,” he said. While commercial projects are expected to be much larger than the Heliogen test site, the company doesn’t anticipate needing any new technology, Mr. Gross said.

The merger is the latest SPAC deal tied to renewable energy as companies and investors line up trillions of dollars to fight climate change. Nearly 60 blank-check combinations have been announced since March 2020 that collectively value companies tied to electric cars, green energy or sustainability at some $145 billion, according to a Dow Jones Market Data analysis of figures from SPAC Research.

Steelmaker ArcelorMittal SA is a Heliogen investor and is evaluating uses of the company’s technology at its plants. Mining giant Rio Tinto PLC is also looking at working with Heliogen at a mine in California.

Backed by investors including Microsoft Corp. co-founder Bill Gates and billionaire biotech investor and Los Angeles Times owner Patrick Soon-Shiong, Heliogen was awarded $39 million by the U.S. Energy Department late last year to advance its technology.

The company is expected to generate about $415 million in cash proceeds through the SPAC deal. That includes the money held by the SPAC and a $165 million private investment in public equity, or PIPE, associated with the merger. PIPE investors include ArcelorMittal and Morgan Stanley’s Counterpoint Global.

Private companies are flooding to special-purpose acquisition companies, or SPACs, to bypass the traditional IPO process and gain a public listing. WSJ explains why some critics say investing in these so-called blank-check companies isn’t worth the risk. Illustration: Zoë Soriano/WSJ

A SPAC is a shell company that raises money and trades on a stock exchange with the sole purpose of merging with a private company to take it public. The private company, typically a startup, then gets the SPAC’s place in the stock market. Blank-check mergers have become a popular alternative to traditional initial public offerings in the past few years, in part because companies can make projections about their business when merging with a SPAC.

SPAC executives say the deals are accelerating growth for companies that could change the world. Skeptics caution that many of the startups could fail, sticking individual investors with losses while insiders are protected through unique incentives granted to blank-check company creators.

Athena raised $250 million in March. Other blank-check companies led by women include Queen’s Gambit Growth Capital—a SPAC that shares a name with an opening sequence in chess and a popular show on Netflix —and several financial-technology focused SPACs led by Betsy Cohen. The investment firm Cohen & Co., which has backed several of Ms. Cohen’s blank-check firms, is partnering with Athena. The SPAC team now plans to launch other blank-check companies.

Ms. Newhouse said the SPAC’s executives found Heliogen attractive because of its potential impact on communities around the world.

“This is a game changer in this industry,” she said.